CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Independent Auditors and Legal Counsel" and "Financial Highlights" and to the use of our report dated February 16, 2004, in the Registration Statement (Form N-2 Nos. 333-113006 and 811-10341) and related Prospectus of UBS Tamarack International Fund, L.L.C. for the registration of limited liability company interests.

/s/ ERNST & YOUNG, LLP ERNST & YOUNG, LLP

New York, New York
March 29, 2004